Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Aerie Pharmaceuticals, Inc., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated May 10, 2013, except for the effects of the reverse stock split described in Note 16 as to which the date is October 11, 2013, relating to the financial statements of Aerie Pharmaceuticals, Inc. and to the reference to us under the heading “Experts”, which appears in Aerie Pharmaceuticals, Inc.’s Form S-1 Registration Statement (File No. 333-191219), as amended on October 21, 2013.

/s/ PricewaterhouseCoopers LLP

Florham Park, NJ

October 24, 2013